UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

January 23, 2017

Date of report (Date of earliest event reported)

Condor Hospitality Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-34087	52-1889548
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 West Pasewalk Avenue, Suite 200
Norfolk, NE	68701
(Address of Principal Executive Offices)	(Zip Code)

(402) 371-2520

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement.

On January 23,2017, Condor Hospitality Trust, Inc. (the “Company”) announced that the Company, through Condor Hospitality Limited Partnership, the Company’s operating partnership (the “Operating Partnership”), had entered into agreements to purchase a portfolio of four Home2 Suites hotels for $73,750,000. The four hotels (and the purchase price for each hotel) are: Home2 Suites Memphis/Southaven ($19,000,000), with 105 rooms, located in Southaven MS; the Home2 Suites Austin/Round Rock ($16,750,000), with 91 rooms, located in Round Rock TX; the Home2 Suites Lexington University/Medical Center ($16,500,000), with 103 rooms, located in Lexington KY; and the Home2 Suites Tallahassee State Capitol ($21,500,000), with 132 rooms, located in Tallahassee FL. It is expected that the hotels will continue to be managed by the current manager, Vista Host, Inc.

The purchase agreements are attached hereto as exhibits and incorporated by this reference. The aggregate purchase price for the hotels will be paid with a combination of cash, new debt and the assumption of approximately $9,100,000 of debt in the case of the hotel in Southaven MS, and if elected by the sellers, limited partnership units of the Operating Partnership up to an aggregate value of $200,000.

Pursuant to each purchase agreement, the Company deposited $187,500 in escrow toward the purchase price of the hotel, and following the due diligence period, the Company will deposit an additional $112,500 in escrow for each hotel. The Company will conduct due diligence of the hotels, including inspections, environmental surveys and engineering studies. The Company may terminate any of the agreements, in its sole discretion, with or without cause, on or prior to March 9, 2017, the end of the initial due diligence period, and the initial escrow deposit with respect to the terminated agreement will be returned to the Operating Partnership. The due diligence period may be extended by the Company for an additional 15 days to accommodate franchise approval and completion of financial audits (and an additional extension for a specific period in the case of the hotel in Southaven MS with respect to loan assumption approval). Closings on the purchase of a hotel is to occur no later than 45 days after the due diligence period, subject to an extension of 30 days if certain conditions to the Company’s obligation to consummate the purchase of the hotel are not met at the time of the scheduled closing.

The closing of the transactions are subject to customary closing conditions including accuracy of representations and warranties and compliance with covenants and obligations under the purchase agreements.

Item 3.02 Unregistered Sales of Equity Securities.

Item 1.01 is incorporated herein by reference.

In connection with the purchase of the four hotels, if elected by the sellers, partial consideration for the purchase price of the hotels may include up to 800,000 limited partnership units issued by the Operating Partnership, having an aggregate dollar value of up to $200,000.

The Operating Partnership limited partnership units, if issued, will be issued to the sellers of the hotels in a transaction exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereof, as such issuance of securities will not be made in a public offering, neither the Company or the Operating Partnership engaged in general solicitation or advertising, the units were not offered to the public in connection with this transaction, and the sellers of the hotels are all accredited investors.

On January 24, 2017, the Company exchanged 150,540 new warrants (the “New Warrants”) to purchase common stock of the company for 3,750,000 warrants (the “Old Warrants”) held by Real Estate Strategies L.P. (“RES”). The number of New Warrants issued in exchange for the Old Warrants equals the number of shares of common stock issuable upon exercise of the Old Warrants pursuant to a cashless exercise provisions of the Old Warrants. The New Warrants are exercisable for 150,540 shares of common stock, have an exercise price of $.001 for each common share and expire on January 24, 2019. The exchange was conducted in reliance upon an exemption available under Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”) and also upon the private placement exemption provided by Section 4(2) of the Securities Act. RES is an accredited investor. The Company has not engaged in general solicitation or advertising or offered the New Warrants to the public in connection with the exchange.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Purchase and Sale Agreement dated as of January 23, 2017 between the Operating Partnership and VHRMR TALL, LLC.
10.2	Purchase and Sale Agreement dated as of January 23, 2017 between the Operating Partnership and EASTVHR HS ROUND ROCK, LLC.
10.3	Purchase and Sale Agreement dated as of January 23, 2017 between the Operating Partnership and CVH LEXINGTON, LLC.
10.4	Purchase and Sale Agreement dated as of January 23, 2017 between the Operating Partnership and CVH SOUTHAVEN, LLC.
10.5	Warrant dated January 24, 2017 issued to Real Estate Strategies L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Condor Hospitality Trust, Inc.

Date: January 26, 2017	By:	/s/ Jonathan Gantt
Name: Jonathan Gantt
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Purchase and Sale Agreement dated as of January 23, 2017 between the Operating Partnership and VHRMR TALL, LLC.
10.2	Purchase and Sale Agreement dated as of January 23, 2017 between the Operating Partnership and EASTVHR HS ROUND ROCK, LLC.
10.3	Purchase and Sale Agreement dated as of January 23, 2017 between the Operating Partnership and CVH LEXINGTON, LLC.
10.4	Purchase and Sale Agreement dated as of January 23, 2017 between the Operating Partnership and CVH SOUTHAVEN, LLC.
10.5	Warrant dated January 24, 2017 issued to Real Estate Strategies L.P.